NOTE: PORTIONS OF THIS EXHIBIT ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE SECURITIES AND EXCHANGE COMMISSION (“COMMISSION”). SUCH PORTIONS HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION AND ARE MARKED WITH A “[*]” IN PLACE OF THE REDACTED LANGUAGE.

EXTENSION AND AMENDMENT AGREEMENT

This Agreement (this “Amendment Agreement”), has been executed on October 24, 2015 and is effective as of March 31, 2016 (the “Effective Date”) between Pallini S.p.A. (f/k/a Pallini Internazionale S.r.l.) (“Brand Owner”) and Castle Brands (USA) Corp. (“Importer”).

Preliminary Statements

A. Importer has been the exclusive Importer of the Products in to the United States of America since 2004.

B. Brand Owner and Importer are parties to an agreement between them dated as of April 1, 2010 (the “Existing Agreement”), which sets forth the terms and conditions pursuant to which Importer acts as the exclusive importer of the Products into the United States of America.

C. The Initial Term under the Existing Agreement expires as of March 31, 2016.

D. Brand Owner and Importer desire to continue their business relationship pursuant to the terms and conditions of the Existing Agreement, as modified herein; and

E. Brand Owner and Importer are entering into this Amendment Agreement to extend the term of the Existing Agreement for a period of an additional five (5) years (subject to modification as set forth herein) and to modify certain provisions of the Existing Agreement, including appointment of Importer as Brand Owner’s U.S. importer of Ferro China Baliva and Maraschino Pallini (the “Additional Products”).

F. Except as otherwise provided herein, capitalized terms in this Amendment Agreement are used as defined in the Existing Agreement.

G. As used herein, the “Agreement” refers to the Existing Agreement as amended by this Amendment Agreement.

NOW THEREFORE, the parties mutually agree as follows:

1.	Term and Termination.

(a) Renewal Term. The parties hereto agree that the Existing Agreement shall be renewed for a Renewal Term of five (5) years commencing on April 1, 2016 and ending on March 31, 2021, subject to earlier termination pursuant to the Agreement.

(b) Limoncello Shipment Targets. In the event that Importer fails to achieve the Limoncello Shipment Target (as provided in Exhibit A) in any of the Operational Years 2017-2021 inclusive, Brand Owner may terminate the Agreement for cause; provided that if Importer has achieved at least 95% of the Limoncello Shipment Target for such Operational Year, then Brand Owner’s right to terminate for cause on account of such failure may only be utilized if Importer’s Product Shipments in the immediately following Operational Year do not exceed (i) the Limoncello Shipment Target for such immediately following Operational Year plus (ii) the shortfall from the Limoncello Shipment Target in such immediately preceding Operational Year, with Brand Owner and Importer each continuing to comply in all material respects with their obligations under the contract for such immediately following Operational Year. Importer will send Brand Owner monthly reports of Shipments by market within 20 days after the end of each month and monthly reports of depletions by market within 40 days after the end of each month.

(c) Termination For Convenience. Brand Owner may terminate the Agreement at any time following March 31, 2019 for convenience by giving 60 days advance written notice to Importer, in which event Brand Owner shall pay to Importer, as the sole compensation for such termination, an amount (the “Termination Payment”) determined as follows:

(i) If Importer’s aggregate Product Shipments for all Operational Years in the Renewal Term are equal or greater than one hundred percent (100%), and less than one hundred ten percent (110%) of the aggregate Limoncello Shipment Targets for such Operational Years, the Termination Payment will equal the product of (A) the Gross Margin (as defined in Section 7b below) multiplied by (B) one (1) time the average number of Cases of Product Shipments annually during the two (2) Operational Years prior to such termination notice; and
(ii) If Importer’s aggregate Product Shipments for all Operational Years in the Renewal Term are greater than one hundred ten percent (110%) of the aggregate Limoncello Shipment Targets for such Operational Years, the Termination Payment will equal the product of (A) the Gross Margin (as defined in Section 7b below) multiplied by (B) two (2) times the average number of Cases of Product Shipments during the two (2) Operational Years prior to such termination notice.

The procedure provided in the last paragraph of Section 13(c) of the Existing Agreement (without regard to any modification or deletion pursuant to this Amendment Agreement) shall apply to the calculation and payment of the Termination Payment, mutatis mutandis.

No Termination Payment is payable to Importer upon expiration of the Agreement or termination of the Agreement for any reason, including without limitation pursuant to Section 1(b) or 1(d) of this Amendment Agreement or Section 13(b), 13(d) or 13(f) of the Agreement, other than termination for convenience pursuant to this Section 1(c).

(d) Brand Owner Sale Transaction. (i) Any and all sales, licenses or transfers of the Trademark and/or related intellectual property for use within the Territory, whether transferred directly or indirectly through the sale of equity of Brand Owner or any entity directly or indirectly controlling the Brand Owner, or the assets of Brand Owner’s business, or otherwise to a bona fide unrelated third party (a “Brand Owner Sale Transaction”) shall be subject to the Importer’s right of first refusal set forth in Exhibit B hereto.

(ii) If Brand Owner consummates a Brand Owner Sale Transaction with a bona fide unrelated third party which does not wish to assume Brand Owner’s obligations under the Agreement, then Brand Owner shall have the right to terminate the Agreement upon consummation of such Brand Owner Sale Transaction (with such transaction being considered a “Termination for Convenience” pursuant to Section 1(c) hereof); provided, however, that if any such transaction is consummated with any such third party on or prior to March 31, 2019, Brand Owner shall make the Termination Payment required pursuant to Section 1(c) (ii) hereof without regard to the minimum volume threshold set forth in Section 1(c)(ii) hereof.

(iii) In the event that Importer exercises its right of first refusal as described in Exhibit B hereto, the Agreement shall be terminated upon consummation of the Brand Owner Sale Transaction, in which event no Termination Payment shall be payable by Brand Owner.

(iv) Upon any termination of the Agreement pursuant to this Section 1(d), the provisions of Section 14 of the Agreement shall be applicable.

(e) Defined Terms. (i) As used in this Section 1, all measurements of “Products” and “Shipments” shall be made in Cases, and shall exclude Additional Products for all purposes under the Existing Agreement or hereunder, (ii) “Products” as defined in the Existing Agreement includes Pallini Limoncello and its flavor extensions, including Pallini Raspicello and Pallini Peachello, and (iii) for purposes of clarification, references to Product Shipment Target shall include Pallini Limoncello and its flavor extensions (including Pallini Raspicello and Pallini Peachello), but shall not include Additional Products.

2.	Brand Manager.

(a) Any termination or transfer of the Brand Manager by Importer shall occur only for a valid business reason following consultation with Brand Owner, including disclosure to the Brand Owner of Importer’s reasons for such termination or transfer (subject to applicable law). Any designation of a replacement or successor Brand Manager shall be made by Importer with the consent of the Brand Owner, which shall not be unreasonably withheld, conditioned, delayed or denied.

(b) Brand Manager’s responsibility shall be limited to promoting sales and marketing only of the Products. In addition to the job description functions described in Exhibit VI to the Existing Agreement, the Brand Manager’s authority and responsibility shall include developing and proposing growth targets (by U.S. state), evaluating market data and growth potential, and submitting growth target and sales support proposals for approval by Importer and Brand Owner. Brand Manager shall also submit annual AMP budget proposals, and Importer shall provide to Brand Manager its pricing structure by U.S. state to enable Brand Manager to do so. Importer shall arrange for Brand Manager’s monthly meetings with Importer’s Vice President Sales (or comparable successor officer), and reasonable access to Importer’s regional managers and their sales reports and evaluations. Importer shall permit Brand Manager to consult with Brand Owner personnel without participation by Importer personnel. For the avoidance of doubt, Section 7(c) of the Existing Agreement shall also remain in effect.

(c) Brand Owner shall reimburse Importer for Brand Manager’s salary, bonus and employee benefits. Modifications to Brand Manager’s salary and bonus compensation shall be determined by Importer, subject to the consent of Brand Owner, which consent shall not be unreasonably withheld, conditioned, delayed or denied. Brand Owner shall also reimburse Importer for the payment of Brand Manager’s reasonable travel and entertainment expenses, within thirty (30) days of invoice by the Importer to Brand Owner, in accordance with Importer’s policies as the same may be in effect from time to time, except to the extent that Brand Owner’s total reimbursement under this Section 2(c) would exceed USD$[*] per annum, in which event Importer shall be responsible for any excess. Importer shall provide to Brand Owner on a quarterly basis an accounting of its expenditures for the Brand Manager in form satisfactory to Brand Owner. The provisions of this Section 2(c) supersede the provisions of Section 1(c) of the Existing Agreement to the extent inconsistent.

3.	AMP.

(a) The annual AMP budget shall be determined by Brand Owner in consultation with Importer. No later than September 30 in each Operational Year, Brand Owner and Importer shall meet to discuss the AMP budget for the next succeeding Operational Year and they shall confirm in writing, not later than January 31st of such Operational Year, the AMP budget and funding arrangements for the next succeeding Operational Year.

(b) Brand Owner shall fund the budgeted amounts for AMP (excluding VAP) to Importer in advance on a quarterly basis for the first three quarters of each Operational Year, with a final reconciliation based on actual AMP expenditures (excluding VAP) in accordance with existing practice. The amount of such funding agreed by Brand Owner and Importer may be reflected in the purchase price per Case to Importer to the extent provided in Section 6 below.

(c) “VAP” means Value Added Packs, gift packs that are sold during the holiday season, which are intended as a marketing tool. For the avoidance of doubt, “AMP” is used as defined in Section 1(b) of the Existing Agreement but excluding the reference therein to Exhibit III and for the avoidance of doubt includes VAP. The costs of Importer’s sales force are for Importer’s account and are not included in AMP.

4. Territory. The Territory shall exclude sales to duty-free stores, ships chandlers and cruise liners.

5. Additional Products. (a) Subject to Section 1 and all necessary regulatory approvals (including, without limitation, FDA approvals for Maraschino Pallini), effective as of the Effective Date, the term “Products” when used in the Agreement shall be amended to include the Additional Products.

(b) The Initial prices for Additional Products bottled in Rome, Italy shall be as follows:

CASE PRICE EX ROME PLANT

Ferro China Baliva 6-750 ML USD$[*] for Operation Year 2017

plus USD$[*] of AMP

Maraschino Pallini	USD$[*] for Operation Year 2017 Plus USD$[*] of AMP

Prices of the Additional Products are subject to adjustment as provided in Section 5 of the Existing Agreement.

6. Case Prices of Products. (i) Brand Owner shall determine, and provide to Importer prior to the commencement of the Renewal Term, the initial Case prices of the Products in effect at the beginning of the Renewal Term based on Brand Owner’s costs on a basis consistent with Brand Owner’s existing margins. In addition, the purchase prices payable by Importer for the Products during the Renewal Term shall include an amount required to fund the annual AMP budget. During the first Operational Year in the Renewal Term, this amount shall be equal to the average AMP amount paid by Importer during the term of the Existing Agreement, provided that such amount shall not exceed US $[*] per Case. The initial Case prices shall be subject to subsequent adjustments as provided in Section 5 of the Existing Agreement and such adjustments shall include the AMP component.

(ii) The parties recognize that Importer’s objective is to realize during the Renewal Term a minimum overall margin per Case equal to US$[*]. The term “margin” shall mean the Case price of the Products charged by Importer to its wholesale distributors, less the Case price of the Products charged Importer by Brand Owner (inclusive of any AMP component). The parties agree that they shall work in good faith to assist Importer in achieving the above minimum overall margin. Although any reduction by Brand Owner of its prices at any time during the Renewal Term shall be in its sole discretion, Brand Owner shall consider information and data provided to it by Importer in analyzing its price structure to Importer for the Products. The Importer shall send Brand Owner quarterly statements showing its Product margins overall and by region.

7. Existing Agreement.

a.	The following provisions of the Existing Agreement are deleted: Sections 8(g), 13(c) (except to the extent preserved by Section 1(e) hereof), 13(e), 13(g), 13(h) and 15, the case prices in Exhibit II, Exhibit III (AMP Expenditures) and Exhibit V (Shipment Targets). Section 13(h) is deleted in so far as it applies to the current Renewal Term.

b.	Section 1(g) of the Existing Agreement is hereby deleted and replaced with the following: “Gross Margin: For the purposes of Sections 13 hereof and Section 1(e) of the Amendment Agreement, is [*] Dollars ($[*]) per Case.”

c.	Section 30 of the Existing Agreement is hereby deleted and replaced with the following: “Sections 11, 14 and 19 through 30 (inclusive) shall survive any termination or expiration of this Agreement.”

d.	Except as modified and amended by this Amendment Agreement, the Existing Agreement shall continue in full force and effect in accordance with its terms. In the event of any inconsistency between the terms of this Amendment Agreement and the terms of the Existing Agreement, the terms of this Amendment Agreement shall prevail. Terms in the Existing Agreement such as “this Agreement,” “hereof” and the like shall be deemed to refer to the Existing Agreement as modified and amended by this Amendment Agreement, including any references to defined terms or quantitative measures utilized herein.

8. Entire Agreement. This Amendment Agreement, together with the Existing Agreement, represents the entire agreement between the parties, supersedes all prior oral agreements or understandings, except to the extent provided herein, and shall not be changed except by a further written agreement or a written amendment to this Amendment Agreement executed by both parties.

9. No Third Party Beneficiary. The rights and benefits of this Amendment Agreement shall be limited to those as set forth herein, and this Amendment Agreement shall not be interpreted directly or by implication to provide any rights or benefits to any other persons or entities.

10. Counterparts. This Amendment Agreement may be executed in counterparts.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.

PALLINI S.p.A

By:       /s/ Virgilio Pallini
Name: Virgilio Pallini
Title: President

Date: October 24, 2015

CASTLE BRANDS (USA) CORP.

By: /s/ John Glover

Name: John Glover Title: President

Date: October 24, 2015

EXHIBIT A
Limoncello Shipment Targets
(including flavours)

Operational Year	Target (in cases)
2017	[*]
2018	[*]

2019	[*]

2020	[*]

2021	[*]

EXHIBIT B
Brand Owner Sale Transaction

If at any time Brand Owner receives from, or otherwise negotiates a bona fide offer (a “Third Party Offer”) for a Brand Owner Sale Transaction on terms acceptable to Brand Owner with a third party which does not wish to assume the Agreement, Brand Owner shall promptly provide Importer with a written notice of such Third Party Offer, which shall identify the third party and the terms, consideration and conditions of the Third Party Offer, in reasonable detail (an “Offer Notice”).

An Offer Notice shall constitute an irrevocable offer by Brand Owner to Importer (an “Importer Offer”) to consummate the Brand Owner Sale Transaction with Importer on substantially the same terms as set forth in the Offer Notice, including continued production of the Product by Brand Owner to the extent included in the Third Party Offer transaction terms; provided, however, that such Importer Notice shall provide that Importer has the right to substitute cash or cash equivalents for any non-cash consideration offered by the third party based on the fair market value of such non-cash consideration. Importer may accept the Importer Offer by sending a written notice of election to Brand Owner within thirty (30) days after delivery of the Offer Notice.

If Importer accepts the Importer Offer within such thirty (30) day period, Importer and Brand Owner shall proceed in good faith to complete all related documentation and consummate the transaction set forth in the Importer Notice in a timely manner (in no event more than sixty (60) days from the date of such acceptance, subject to extension for any required statutory or regulatory approvals).

If (i) Importer does not accept the Importer Offer or (ii) Importer accepts the Importer’s Offer but the Brand Owner Sales Transaction is not consummated between Importer and Brand Owner within the applicable time frames set forth above, Brand Owner may proceed to consummate the Brand Owner Sale Transaction with the third party on the terms set forth in the Importer Offer; provided, however that any modification to the terms or conditions of the transaction from those set forth in the Importer Offer shall constitute a new Brand Owner Sale Transaction and Brand Owner shall be required to deliver a new Importer Offer with regard to such modified Brand Owner Sale Transaction.